PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	President & CEO
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS SECOND QUARTER 2012 RESULTS

DALLAS, TEXAS …August 8, 2012 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $37.6 million for the second quarter of 2012 compared to $35.2 million in the same period of 2011.  Operating income was $3.9 million in the second quarter of 2012 compared to $3.1 million in the same period in 2011.  Net income for the second quarter of 2012 was $2.1 million, or $0.17 per diluted share, compared to $1.6 million, or $0.13 per diluted share, in the second quarter of 2011.

For the six months ended June 30, 2012 sales were $73.1 million compared to $70.0 million in the previous year.  Operating income was $6.8 million for the six months ended June 30, 2012 compared to $11.9 million for 2011.  Operating income for the first six months of 2011 was favorably impacted by a first quarter $7.5 million litigation settlement gain.  Net income for the six months ended June 30, 2012 was $3.6 million or $0.29 per diluted share, compared to $5.6 million, or $0.45 per diluted share, in 2011.  The effect of the litigation settlement gain on net income in the 2011 year-to-date period was $3.4 million, or $0.27 per diluted share.

Net sales increased in 2012 principally due to $1.1 million and $2.3 million in new ergonomics healthcare product line sales during the quarter and six month period, respectively, relating to the Furniture Components business acquired in July 2011, as well as from general growth in customer demand within our Security Products and Marine Components segments.  Operating income for the second quarter of 2012 increased primarily due to $795,000 of facility consolidation costs incurred in 2011.  The decrease in operating income for the six month period of 2012 compared to the same period in 2011 is primarily due to the net effects of:
•	The 2011 litigation settlement gain, net of related expenses;
•	2011 facility consolidating costs of $1.8 million; and
•	The 2012 impact of improved production efficiencies related to the facility consolidation.

“We are pleased with our year-to-date performance as we achieved sales growth and operating income improvement over the prior year, excluding the 2011 litigation gain and facility consolidation,” commented David A. Bowers, President & CEO.  “A significant amount of effort in the first part of the year was focused on bringing to market a new healthcare wall mount solution as well as on fully developing our healthcare market sales channels relating to the product line acquired last year.  Efforts have also been intensified to identify new product opportunities and refresh several of our key products across our business units.  We expect these efforts to provide the opportunity for sales and operating income growth during the remainder of the year.”

CompX is a leading manufacturer of security products, furniture components and performance marine components.  It operates from six locations in the U.S., Canada and Taiwan and employs approximately 800 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management’s belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX’s Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2012	2011	2012

Net sales	$35.2	$37.6	$70.0	$73.1
Cost of goods sold	25.4	27.6	51.5	53.6
Gross profit	9.8	10.0	18.5	19.5
Selling, general and administrative expense	5.9	6.1	12.1	12.7
Other operating income (expense):
Litigation settlement gain	-	-	7.5	-
Litigation expense	-	-	(0.2)	-
Facility consolidation costs	(0.8)	-	(1.8)	-
Operating income	3.1	3.9	11.9	6.8
Other non-operating expenses, net	-	(0.1)	(0.2)	(0.3)
Income before income taxes	3.1	3.8	11.7	6.5
Provision for income taxes	1.5	1.7	6.1	2.9
Net income	$1.6	$2.1	$5.6	$3.6

Net income per diluted common share	$0.13	$0.17	$0.45	$0.29

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2011	2012
Assets		(Unaudited)

Current assets:
Cash and equivalents	$10.1	$5.2
Accounts receivable, net	14.2	17.5
Inventories, net	19.6	19.2
Deferred income taxes and other	3.5	4.4
Total current assets	47.4	46.3

Intangibles	36.3	35.9
Net property and equipment	51.1	51.2
Assets held for sale	6.6	6.6
Other assets	0.1	0.2

Total assets	$141.5	$140.2

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities of long-term debt	$1.0	$1.0
Accounts payable and accrued liabilities	16.3	16.0
Income taxes	1.5	0.4
Total current liabilities	18.8	17.4

Long-term debt	23.2	21.9
Deferred income taxes	14.1	15.5
Other noncurrent liabilities	0.7	-
Stockholders’ equity	84.7	85.4

Total liabilities and stockholders’ equity	$141.5	$140.2